Exhibit 10(h)

AMENDMENT NO. 1 TO THE SHERWIN-WILLIAMS COMPANY

2005 DEFFERED COMPENSATION SAVINGS AND EQUALIZATION PLAN

(As Amended and Restated)

This Amendment No. 1 to The Sherwin-Williams Company Deferred Compensation Savings and Equalization Plan (the “Plan”) is made effective as of July 1, 2011.

WITNESSETH:

WHEREAS, The Sherwin-Williams Company (the “Company”) established the Plan effective January 1, 1991 and has subsequently amended and restated the Plan thereafter;

WHEREAS, pursuant to Article XII of the Plan, the Company retains the right to amend the Plan at any time in whole or in part; and

WHEREAS, the Company desires to amend the Plan to restore the company matching contribution;

NOW, THEREFORE, the Plan is hereby amended in the respects hereinafter set forth:

1.	Section 2.2 of the Plan is amended to add a paragraph to the end thereto as follows:

Notwithstanding the forgoing, effective for payroll periods beginning after July 1, 2011, the Company Matching Contribution set forth in Subsection 2.2(i) shall be increased to one hundred percent (100%) of the first six percent (6%) of any amount that would have been deferred under the Qualified SPP had the amount deferred not been limited by the applicable annual dollar limitations as set forth under Internal Revenue Code Sections 401(a)(17), 402(g)(1) and 415(c).

IN WITNESS WHEREOF, The Sherwin-Williams Company has caused this Amendment No. 1 to be executed by its duly authorized officer as of the 14th day of December 2011.

THE SHERWIN-WILLIAMS COMPANY

/s/
Louis E. Stellato, Senior Vice President General Counsel and Secretary